Exhibit 99.1

April 19, 2012

Dear Shareholder:

Choice Bancorp, Inc. will be holding its annual shareholder meeting at 9:30 a.m. on June 7, 2012, at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin.  We will be mailing to you shortly information regarding how to electronically access the proxy statement for our 2012 annual meeting of shareholders and our annual report on Form 10-K for the year ended December 31, 2011.  Upon reviewing these documents, please take the time to vote your proxy.  Your vote is important regardless of the number of shares that you own.

2011 was an important and very successful year for us.  On February 10, 2012, we announced 2011 net income of $3.2 million, or $1.50 per common share.  This represented the first full year of positive net operating income since our subsidiary, Choice Bank, was formed in July of 2006.  It also represented a substantial improvement over 2010 operating results when your company reported a net loss of $5.1 million, or $2.35 per common share.  As a result of the positive earnings for 2011, we were able to recognize additional income of $1.2 million through a partial reduction of the valuation allowance on our deferred tax asset.  Over the past two years, we have grown our loan portfolio from $103.0 million to $155.6 million.  Total assets have grown from $120.8 million to $175.1 million.  By increasing our level of earning assets, we were able to generate an additional $2.1 million in net interest income for 2011.  The strategy to capitalize on unique market opportunities and grow our balance sheet was instrumental in the success we enjoyed for 2011 and has generated significant momentum for us.  This strategy and the noted improvements in our operating performance could not have occurred without the full support and dedication of our staff, our directors, and you, our shareholders.

Our local economies continue to improve and our loan portfolio is performing well.  Recent data indicates the Oshkosh area has a 6.8% unemployment rate.  Although this rate remains at historically high levels, it indicates a local market which is performing better than the national and state-wide economies.  Despite the strong performance of our loan portfolio during 2011, we continue to build our loan loss reserve for any future losses we may experience.  During 2011, we expensed $1.2 million into our loan loss reserve.  Net charge-offs during the same period were only $0.1 million.  By increasing our loan loss reserve by a net $1.1 million during 2011, we have positioned ourselves well for the future.  As of December 31, 2011, our loan loss reserve represented 2.60% of total loans, compared to 2.17% as of December 31, 2010.  We expect to continue with this strategy until economic conditions warrant a reduction in this funding.

P.O. Box 2762 • Oshkosh, WI 54903 • (920) 230-1300 • Fax (920) 230-1302

An all too common theme in today’s banking environment includes the stepped-up supervision from financial regulators.  Despite our strong operating results for 2011, Choice Bank is not immune to these pressures.  As of June 30, 2011, the FDIC performed a regulatory examination of Choice Bank.  This examination included a review of our asset quality and financial performance as of and through June 30, 2011.  I am pleased to report that the asset review did not result in any additional write-downs to any of our asset values beyond what we had already recognized as of that date.  Furthermore, this review did not require any increase in the current funding levels of our loan loss reserve.

In focusing on the operating results of Choice Bank through June 30, 2011, which included the significant net operating loss that was posted for the year ended December 31, 2010, the examination failed to recognize the improvements reflected in the Bank’s year-end 2011 and interim 2012 operating results.  The 2010 loss adversely impacted the bank’s capital ratios, reducing its Tier-1 Leverage Ratio to 7.22% as of December 31, 2010.  As a result, we agreed to stipulate to a consent order (the “Order”) with the FDIC and the Wisconsin Department of Financial Institutions (“DFI”) effective April 13, 2012 to restore the Bank’s capital ratios to more acceptable levels, among other things.

How will this impact Choice Bank and you, our shareholders?  Your board of directors believes this will have not have a materially adverse impact on the current and future success of Choice Bank.  During the life of the Order, the FDIC and DFI are requiring the Bank to maintain a Tier-1 Leverage Ratio of 9.0% and a Total Risk-Based Capital Ratio of 12.0%.  At the time the Board passed its resolution to accept the Order, the Bank was already in compliance with this requirement.  As of March 31, 2012, the Bank’s Tier-1 Leverage Ratio was 9.52% and its Total Risk-Based Capital Ratio was 13.52%.  The Order does not require any specific additional write-down in asset values, nor does it require any immediate increase in our loan loss reserve funding.  Further, acknowledging the positive impact to the Bank of the recent changes in its management team, the Order does not require an external Management Study, which is prevalent in many other similar orders issued by the FDIC as of late.  With the exception of a 3.0% quarterly growth restriction, there is nothing in the Order which will have a direct and immediate restrictive impact on our financial condition, future operating results, or long-term strategic plan.  Although financial regulators are typically slow to acknowledge improvement in a Bank’s financial condition; based on our most recent operating results, we are confident that we will be able to comply with each of the mandates of the Order no later than the date of our next regulatory examination.

If you have any questions with regard to this matter, please contact J. Scott Sitter at (920) 267-8052.  We look forward to visiting with you on June 7, 2012.

Sincerely,

/s/ Rodney R. Oilschlager	/s/ J. Scott Sitter
Rodney R. Oilschlager	J. Scott Sitter
Chairman of the Board	President / CEO

This letter may contain forward-looking statements and information.  Actual results could differ materially from those indicated by such statement and information.  We face various risks that could adversely affect our ability to achieve the desired results.  Information regarding these risks and other cautionary statements is available on page 1 of Choice Bancorp’s Annual Report for year ended December 31, 2011.